UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 13, 2006

IDAHO GENERAL MINES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Idaho
(State or Other Jurisdiction of Incorporation)

000-50539	91-0232000
(Commission File Number)	(IRS Employer Identification No.)

10 N. Post St., Suite 610, Spokane, WA	99201
(Address of Principal Executive Offices)	(Zip Code)

(509) 838-1213
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Idaho General Mines, Inc. (the “Company”), at its meeting held on December 13, 2006, directed the restructuring of management duties and positions to address needs arising from the Company’s rapid growth.

The Board approved the reorganization of the presently combined positions of Chief Financial Officer, Executive V.P. of Finance and Senior Counsel, with the result that Henry A. Miller will serve as Senior Counsel.   The Company is searching for a person to fill the separate position of CFO. Robert L. Dumont, Executive Vice President of Business Development, will continue in that position and become the V.P. of Finance and serve as interim CFO until a permanent CFO is employed.  Information with respect to Mr. Dumont’s background and experience is contained in the Company’s Schedule 14A filed with the SEC on November 8, 2006.  All of the foregoing changes were effective as of December 13, 2006.

A copy of a related press release issued by the Company on December 19, 2006 is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01               Other Events.

In connection with the reorganization of the Company’s management team as set forth in Item 5.02 above, Robert L. Russell will continue to serve as President and CEO.  However, the Company is actively considering CEO candidates to ease Mr. Russell’s workload.  Once a candidate is selected as CEO, it is anticipated that Mr. Russell will then continue to serve as President and Chairman of the Board.

The Board also updated its committee assignments as follows:

Audit and Finance Committee:  Llee Chapman (Chair), John Benjamin, Ricardo Campoy and Norman Radford.

Compensation Committee:  Ricardo Campoy (Chair), Llee Chapman, Richard Nanna and Norman Radford.

Nominating Committee:  John Benjamin, Ricardo Campoy, Llee Chapman, Richard Nanna, Roy Pickren, Jr., Gene Pierson and Norman Radford.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits

99.1 Press Release issued December 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDAHO GENERAL MINES, INC.
(Registrant)

Date: December 19, 2006	By:	/s/ Robert L. Russell
Robert L. Russell
President and Chief Executive Officer